Exhibit 99.(1)(c)

Amended and Restated Schedule A

MORGAN STANLEY ETF TRUST

March 12, 2025

Series of Shares

Calvert International Responsible Index ETF

Calvert US Large-Cap Core Responsible Index ETF

Calvert US Large-Cap Diversity, Equity and Inclusion Index ETF

Calvert US Mid-Cap Core Responsible Index ETF

Calvert US Select Equity ETF

Calvert Ultra-Short Investment Grade ETF

Eaton Vance Ultra-Short Income ETF

Eaton Vance High Yield ETF

Eaton Vance Intermediate Municipal Income ETF

Parametric Hedged Equity ETF

Parametric Equity Premium Income ETF

Eaton Vance Total Return Bond ETF

Eaton Vance Short Duration Municipal Income ETF

Eaton Vance Floating-Rate ETF

Eaton Vance Short Duration Income ETF

Parametric Equity Plus ETF

Eaton Vance High Income Municipal ETF

Eaton Vance CLO Investment Grade Income ETF

Eaton Vance Strategic Income Opportunities ETF

Eaton Vance Mortgage Opportunities ETF